EXHIBIT 11.1



                       CHESAPEAKE CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                     for the three years ended December 31, 1997

                     (Share amounts in thousands, dollar amounts
                      in millions, except for per share amounts)

                                                     1997      1996      1995
                                                     ----      ----      ----
  Basic:
        Weighted average number of common shares
         outstanding                                23,149   23,528     23,824
                                                    ======   ======     ======
        Income before extraordinary item            $50.9     $30.1      $93.4
        Extraordinary item                           (2.3)        -          -
                                                    -----     -----      -----
          Net income                                $48.6     $30.1      $93.4
                                                    =====     =====      =====
        Per share amount:
          Earnings before extraordinary item        $2.20     $1.28      $3.92
          Extraordinary item                         (.10)        -          -
                                                    -----     -----      -----
          Earnings                                  $2.10     $1.28      $3.92
                                                    =====     =====      =====
  Diluted:
        Weighted average number of common
          shares outstanding                        23,149   23,528     23,824
        Net additional common shares
         issuable upon exercise of
         dilutive options, determined
         by treasury stock method using
         the average price                             211      117        227
        Common shares, equivalents, and other       ------   ------     ------
           potentially dilutive securities          23,360   23,645     24,051
                                                    ======   ======     ======
        Income before extraordinary item            $50.9     $30.1      $93.4
        Extraordinary item                           (2.3)        -          -
                                                    -----     -----      -----
          Net income                                $48.6     $30.1      $93.4
                                                    =====     =====      =====
        Per share amount:
          Earnings before extraordinary item        $2.18     $1.27      $3.88
          Extraordinary item                         (.10)        -          -
                                                    -----     -----      -----
          Earnings                                  $2.08     $1.27      $3.88
                                                    =====     =====      =====
